UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 6, 2008

                 Taylor Capital Group, Inc.

(Exact name of registrant as specified in its charter)
Delaware	0-50034	36-4108550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9550 West Higgins Road, Rosemont, Illinois	60018
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (847) 653-7978

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2008, Edward T. McGowan resigned from the Board of Directors of Taylor Capital Group, Inc. (the "Company"), effective immediately, after serving as a director for 11 years. Mr. McGowan's decision to resign was not a result of a disagreement with the Company regarding its operations, policies, practices or otherwise and he continues to serve on the Board of Directors of Cole Taylor Bank, a wholly-owned subsidiary of the Company.

On November 6, 2008, Michael H. Moskow was elected to the Company's Board of Directors. There are no arrangements or understandings between Mr. Moskow and any other person pursuant to which Mr. Moskow was selected as a director. In connection with his election to the Company's Board of Directors, Mr. Moskow became a party to a standard indemnification agreement with the Company for non-employee directors and is entitled to receive compensation in accordance with the Company's director compensation program, as disclosed in the Company's proxy statement dated April 29, 2008, including receipt of a restricted stock award of a number of shares of common stock having a market value of $50,000 as of the grant date pursuant to the Company's 2002 Incentive Compensation Plan. As previously disclosed, on September 29, 2008, the Company sold an aggregate of $60 million of 8% noncumulative convertible perpetual preferred stock, Series A ("Preferred Shares") in a private placement to institutional and individual accredited investors. As part of that transaction, trusts related to Mr. Moskow purchased an aggregate of 24,000 Preferred Shares from the Company for an aggregate purchase price of $600,000.

A copy of the Company's press release, dated November 10, 2008, announcing these actions is attached as Exhibit 99.1 to this Current Report on Form 8-K, and the information contained therein is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release, dated November 10, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2008

TAYLOR CAPITAL GROUP, INC.

By:	/s/ BRUCE W. TAYLOR
Bruce W. Taylor
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated November 10, 2008.